AMENDMENT
TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of March 24, 2025 by and between THE ADVISORS’ INNER CIRCLE FUND II (the “Fund”) including on behalf of each of its separate series listed on Exhibit A hereto, the “Portfolios”), a management investment company organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts and registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH”).

WHEREAS, the Fund and BBH entered into a custodian agreement dated as of December 6, 2022 as amended, modified and/or supplemented (the “Agreement”);

WHEREAS, in accordance with Section 13.2 of the Agreement, the Fund and BBH desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. The Agreement is hereby amended by deleting Exhibit A in its entirety and replacing with Exhibit A, attached hereto, with the addition of the below new Portfolio:

Vontobel International Equity Active ETF

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Elizabeth E. Prickett
Name:	Elizabeth E. Prickett
Title:	Principal
Date:	March 25, 2025

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Eric Griffith
Name:	Eric Griffith
Title:	Vice President and Assistant Secretary
Date:	March 24, 2025

Exhibit A
To

Custodian and Transfer Agency Agreement

between The Advisors’ Inner Circle Fund II and Brown Brothers Harriman & Co.

Dated as of December 6, 2022

(Updated as of March 24, 2025)

List of ETF Portfolios

CastleArk Large Growth ETF

PMV Adaptive Risk Parity ETF

Cullen Enhanced Equity Income ETF

Frontier Asset Absolute Return ETF

Frontier Asset Core Bond ETF

Frontier Asset Opportunistic Credit ETF

Frontier Asset Global Small Cap Equity ETF

Frontier Asset Total International Equity ETF

Frontier Asset U.S. Large Cap Equity ETF

Vontobel International Equity Active ETF